EXHIBIT 99

FOR IMMEDIATE RELEASE


                   TRAVELERS GROUP TO ACQUIRE SALOMON INC
                IN A POOLING TRANSACTION VALUED AT $9 BILLION

                    ------------------------------------

                SALOMON BROTHERS AND SMITH BARNEY TO MERGE,
             CREATING TOP-TIER, GLOBAL, FULL-SERVICE SECURITIES
         AND INVESTMENT BANKING FIRM CALLED "SALOMON SMITH BARNEY"

                    -------------------------------------

            TRANSACTION ACCRETIVE TO TRAVELERS GROUP'S EARNINGS

NEW YORK, NY, September 24, 1997 --- Travelers Group (NYSE:TRV) and Salomon Inc (NYSE:SB) announced today that they have agreed to combine Salomon Inc with Travelers Group's Smith Barney Holdings Inc. subsidiary to form Salomon Smith Barney Holdings Inc.

          The terms of the transaction call for Travelers Group to issue
1.13 shares of its stock for each share of Salomon Inc for a total value of over $9 billion. At mid-year, Salomon had a book value of $4.6 billion.

          Salomon Smith Barney will be a global, full- service securities firm that, in particular, combines Salomon's traditional strength in fixed income and international presence with Smith Barney's traditional strengths in equities, retail distribution, municipal finance and asset management.

          Sanford I. Weill, Travelers Group Chairman and Chief Executive Officer, said, "This combination more than fulfills our often-stated acquisition criteria. We immediately and substantially strengthen Travelers Group's earnings stream and capital base, while catapulting Salomon Smith Barney into the top tier of global securities and investment banking firms. The complementary business strengths of these two organizations, combined with the impressive talent of the people on both sides, will create a financially powerful and formidable competitor in virtually every facet of the securities business, in any region of the world."


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          Mr. Weill added, "As a plus, the firm will enjoy the strength and support of Travelers Group, with its proforma $55 billion market capitalization, which enhances the scope and stature of the new franchise. Based on recent financial results, on a proforma basis the transaction is accretive to Travelers Group's earnings."

          Robert E. Denham, Chairman and Chief Executive Officer of Salomon Inc, said, "This transaction achieves my objective of providing value to Salomon shareholders. The Travelers Group stock that our shareholders receive will represent ownership in one of the world's best broad-based financial services companies. With the completion of this transaction, I will have finished my job at Salomon and will turn to other opportunities. The new Salomon Smith Barney will be an awesome competitor, led by two extraordinary managers."

          Serving as Co-Chief Executive Officers of the merged firm will be James Dimon, 41, and Deryck C. Maughan, 49. Mr. Dimon is currently Chairman and Chief Executive Officer of Smith Barney and remains President, Chief Operating Officer and a Director of Travelers Group. Mr. Maughan, presently Chairman and Chief Executive Officer of Salomon Brothers, will also be named a Vice Chairman and a Director of Travelers Group upon completion of the transaction.

          Mr. Dimon said, "Merging Smith Barney and Salomon Brothers accomplishes in a short time what it would have taken either of us a considerable time to build. Together, we will have: * a powerful investment bank with strong representation in merger and acquisition advisory services; * rankings that will be among the leaders in the league tables; * a truly global capability with significant presence and unlimited growth potential; * a top ranked research effort in both equities and debt; and * a high quality private client group. Together, the combined firm will be extremely well-capitalized, with $9 billion in equity capital, will have a balanced earnings mix with a solid base of recurring earnings, and will have an incredibly high level of intellectual capital among its people."

          Dimon pointed out that based on 1996 experience, proforma the combined firm would have been ranked as follows: #3 in equity underwriting, #2 in U.S. debt underwriting, including #2 in high yield, corporates and agency and #3 in mortgages, and


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#1 in municipal finance. The firm also would have been first in the
Institutional Investor research rankings as well as a leader in equity sales and trading, including listed, OTC and options, in fixed income sales and trading, including governments, corporates, mortgages and high yield, and in municipal sales and trading.

          Mr. Maughan said, "The times are changing, and we must change with them. Of all the possible combinations we could make, this is the most attractive - - from both a cultural as well as a business point of view. Salomon and Smith Barney are a natural fit. I could not be happier, and I am looking forward to working with Sandy and Jamie to realize our dream -- to be the very best in our industry."

          Several other appointment to key positions in the new firm were also announced. These include the following members of the Operating
Committee:

          *    Steven D. Black -- Global Equities, Municipal
                      Finance, Robinson-Humphrey

          *    James Boshart III -- Transition Team

          *    Thomas G. Maheras -- Global Fixed Income

          *    Jay Mandelbaum -- Private Client Sales and Marketing

          *    Eduardo G. Mestre -- Investment Banking

          *    Shigeru Myojin -- Proprietary Trading

          *    Michael B. Panitch -- Private Client Division

          In addition, a Management Committee is in formation that will encompass business heads from both firms. Confirmed appointments include:
Robert Druskin, Chief Administrative Officer; Robert H. Mundheim, General Counsel; and Charles W. Scharf, Chief Financial Officer.

          The transaction, which has been approved today by the Boards of Directors of both companies, is to be completed by year-end 1997. It is subject to various regulatory approvals, including Hart-Scott-Rodino, approvals by various foreign regulatory entities and approval by Salomon Inc shareholders. A proxy statement/prospectus will be filed with the Securities and Exchange Commission which will contain detailed information relating to the transaction. It will be a tax-free exchange and accounted for on a "pooling-of- interests" basis. It is expected that there will be a

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restructuring charge taken by Travelers Group after the transaction closes of an estimated $400-500 million after-tax related to severance, leaseholds, systems conversions, etc.

          Travelers Group, which as of June 30, 1997 had assets of approximately $159 billion, is a diversified, integrated financial services company engaged in investment services, asset management, consumer finance and life and property casualty insurance services through operating units which include Smith Barney, Travelers Life & Annuity, Primerica Financial Services, Travelers Property Casualty Corp. (NYSE:TAP) and Commercial Credit Company.

 Travelers Group                         Salomon Inc
 Media:                                  Media:
 Mary McDermott                          Robert Baker
 212/816-8870                            212/783-6299

 Investors:                              Investors:
 Bill Pike/Linda Tegnestam               Jeff Smith
 212/816-8874/75                         212/783-7597